UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 31, 2006

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

825 8th Avenue, 23rd Floor, New York, New York 10019
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  770-283-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on December 14, 2006, Glenayre Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) by and among the Company, Glenayre Electronics, Inc., a wholly-owned subsidiary of the Company (“GEI”), IP Unity Peach, Inc. (the “Purchaser”) and IP Unity, for the sale of substantially all of the assets of the Company’s messaging business, including inventory, fixed assets, intellectual property rights, contracts and certain real estate, and the assumption of certain related liabilities. On December 31, 2006, the parties closed the purchase and sale of the Company’s messaging business. In accordance with the Agreement, GEI received $25.0 million in cash (subject to a working capital adjustment as provided in the Agreement). In addition, pursuant to the Agreement, the parties expect to complete the transfer of certain foreign messaging assets within the next three months, and during such transition period, the Company will operate such foreign assets for the Purchaser and the Purchaser will reimburse the Company for normal costs associated with such foreign assets.

The foregoing description of the transaction and the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued by the Company on January 3, 2007 announcing the completion of the transaction is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(b) Pro Forma Financial Information.

See Exhibit 99.2 for certain pro forma financial information assuming the completion of the sale of the Company’s messaging business at the beginning of certain specified fiscal periods.

(d) Exhibits.

10.1	Asset Purchase Agreement dated December 14, 2006 by and among Glenayre Technologies, Inc., Glenayre Electronics, Inc., IP Unity Peach, Inc. and IP Unity.
99.1	Company’s News Release dated January 3, 2007.
99.2	Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc

Dated:	January 8, 2007	By: /s/ Jordan Copland

Name: Jordan Copland

Title:  Executive Vice President

and Chief Financial Officer

Glenayre Technologies, Inc.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Asset Purchase Agreement dated December 14, 2006 by and among Glenayre Technologies, Inc., Glenayre Electronics, Inc., IP Unity Peach, Inc. and IP Unity.
99.1	Company’s News Release dated January 3, 2007.
99.2	Pro forma financial information.